SUBSCRIPTION FOR UNITS
(for foreign non-US purchasers)
(Alberta Securities Commission Rule 72-501)

TO:	ViRexx Medical Corp. (the “Corporation”) 8223 Roper Road Edmonton, AB T6E 6S4

The undersigned subscriber (the “Subscriber”) acknowledges that the Corporation is proceeding with an Offering of up to 10,909,090 Units at a price of $1.10 per Unit for gross proceeds of up to $12,000,000. Each Unit is comprised of one (1) common share (“Common Share”) and one (1) Common Share purchase warrant (“Warrant”). Each Warrant entitles the holder to purchase one (1) Common Share at a price of $1.50 for a period of two (2) years from the Closing Date. The undersigned Subscriber hereby tenders to the Corporation this subscription offer which, upon acceptance by the Corporation, will constitute an agreement of the Subscriber to subscribe for, take up, purchase and pay for and, on the part of the Corporation, to issue and sell to the Subscriber, the number of Units set out below on the terms and subject to the conditions set out in this Subscription Agreement. Until the Closing of the Offering, all subscription funds shall be held in a non-interest bearing account of the Corporation. Upon Closing of the Offering, all of the subscription proceeds (net of expenses thereon) will be released to the Corporation. The Subscriber acknowledges that in connection with certain subscriptions to the Offering, finders fees will be payable by the Corporation to certain persons (the "Finders"), which fees shall consist of: (i) a cash payment(s) equal to seven percent (7%) of the aggregate gross proceeds raised from subscriptions of persons introduced by the Finders to the Corporation; and (ii) the issuance of that number of warrants (having the same terms as the Warrants under the Offering) equal to ten percent (10%) of the aggregate number of Units issued to persons introduced by the Finders to the Corporation. In the event the Offering does not close, any and all subscription proceeds will be returned to subscribers without interest, deduction or penalty. The Subscriber hereby acknowledges and agrees that the terms and conditions contained in the attached Schedule “A” form part of this Subscription Agreement and are incorporated herein by reference.

Name of Subscriber - please print

By:  _____________________________________________________________
Authorized Signature

Official Capacity or Title - please print

(Please print name of individual whose signature appears above if different than the name of the Subscriber printed above.)

Subscriber's Address

Facsimile Number

Telephone Number                                                                            E-Mail Address
Number of Units:

Aggregate Subscription Price (No. of Units X $1.10 per Unit): $

No. of Common Shares Currently Held (excluding Common Shares comprising the Units subscribed for herein):

Deliver the Units as set forth below: Name Account reference, if applicable Contact Name Address Telephone Number E-Mail Address
Register the Units as set forth below:
Name Account reference, if applicable Address

ACCEPTANCE: The Corporation hereby accepts the above subscription as of this _______ day of ____________________, 200___ and the Corporation represents and warrants to the Subscriber that the representations and warranties made by the Corporation are true and correct in all material respects as of this date and that the Subscriber is entitled to rely thereon.

VIREXX MEDICAL CORP.

By:	/s/

This is the first page of an agreement which along with Schedule “A” hereto comprises 8 pages.

SCHEDULE “A”

TERMS AND CONDITIONS OF SUBSCRIPTION FOR

UNITS OF VIREXX MEDICAL CORP.

Definitions

In this Subscription Agreement:

(a)
“Closing” or “Closing Date” means the closing of the Offering initially expected to occur on or about February 8, 2006, or such other date or dates as may be agreed upon by the Corporation and the Finders;

(b)	“Common Share” means a common share in the capital stock of the Corporation;

(c)	“Corporation” means ViRexx Medical Corp.;

(d)	“Offering” means the offering of Units by the Corporation at $1.10 per Unit on a private placement basis;

(e)	“Securities” means the Common Shares and Warrants comprising the Units and any Warrant Shares issued on exercise of the Warrants;

(f)	“Subscriber” means the person or company identified as the Subscriber on the face page of this Subscription Agreement;

(g)	“Subscription Agreement” means this agreement, together with the exhibit attached hereto, as amended or supplemented from time to time;

(h)	“Subscription Price” means the aggregate subscription price payable by the Subscriber, being the number of Units subscribed for multiplied by $1.10 per Unit;

(i)	“Unit” means a unit consisting of one (1) Common Share and one (1) Warrant;

(j)
“Warrant” means a Common Share purchase warrant of the Corporation in which one (1) warrant entitles the holder to purchase one (1) Common Share of the Corporation at a price of $1.50 for a period of two (2) years from the Closing Date; and

(k)	“Warrant Share” means a Common Share issuable upon exercise of a Warrant.

Terms of the Offering

1.  The Subscriber hereby confirms its subscription for and agrees to take up the Units as provided for on the initial page of this Subscription Agreement and delivers herewith a certified cheque or bank draft payable to the Corporation in the amount of the Subscription Price and authorizes the Corporation to release the said funds for use by the Corporation on Closing against delivery to the Subscriber of a duly issued certificate representing the Common Shares and Warrants subscribed for herein.

2.  The Subscriber acknowledges that the cumulative total of any common shares and Warrant Shares to be issued pursuant to this Offering or which may be issued upon exercise of Warrants that exceeds twenty-five percent (25%) of the total issued and outstanding Common Shares of the Corporation which is 58,494,545 will require approval from the shareholders of the Corporation in the form stipulated by the Toronto Stock Exchange (“TSX”) prior to being issued and delivered to the Subscriber.

3.  The Subscriber acknowledges that the Units subscribed for hereunder form part of a larger issuance and sale by the Corporation of up to 10,909,090 Units of the Corporation at a subscription price of $1.10 per Unit.

4.  The Subscriber acknowledges that if the Offering does not close on any subscriptions received, the amounts received for subscriptions will be promptly returned by the Corporation to subscribers without interest, deduction or penalty. The Units offered are subject to acceptance by the Corporation and to rejection or allotment by the Corporation in whole or in part and the Corporation reserves the right to discontinue the Offering at any time without notice.

5.  The Subscriber acknowledges that this Subscription Agreement requires the Subscriber to provide certain personal information to the Corporation. Such information is being collected by the Corporation for the purposes of completing the Offering, which includes, without limitation, determining the Subscriber's eligibility to purchase the Units under applicable securities legislation, preparing and registering certificates representing the Common Shares and Warrants to be issued to the Subscriber and completing filings required by any stock exchange or securities regulatory authority. The Subscriber's personal information may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities, (b) the Corporation's registrar and transfer agent, and (c) any of the other parties involved in the Offering, including legal counsel and may be included in record books in connection with the Offering. By executing this Subscription Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information. The Subscriber also consents to the filing of copies or originals of any of the Subscriber's documents described in paragraph 14 hereof as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated hereby.

6.  The Subscriber understands and acknowledges that: (i) the Corporation has the right to instruct the transfer agent for the Securities not to record a transfer by any person without first being notified by the Corporation that it is satisfied that such transfer is exempt from or not subject to registration under any applicable securities laws; (ii) no prospectus, registration statement or similar offering document will be filed with any applicable securities regulatory authority in any jurisdiction with respect to any Securities issued by the Corporation and sold in the Offering; (iii) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Units; and (iv) there is no government or other insurance covering the Units.

7.  THE SUBSCRIBER FURTHER ACKNOWLEDGES THAT AN INVESTMENT IN THE UNITS MUST BE CONSIDERED SPECULATIVE AND IS SUBJECT TO A NUMBER OF RISK FACTORS. THE SUBSCRIBER COVENANTS AND AGREES TO COMPLY WITH APPLICABLE SECURITIES LEGISLATION, RULES, REGULATIONS, ORDERS OR POLICIES CONCERNING THE PURCHASE, HOLDING OF, AND RESALE OF THE SECURITIES. THE CORPORATION WILL NOT BE RESPONSIBLE IN ANY MANNER FOR THE SUBSCRIBER COMPLYING WITH SUCH RESALE RESTRICTIONS.

8.  In addition to one manually signed, completed copy of this Subscription Agreement, the Subscriber will execute and deliver to the Corporation all other documentation as may be required by applicable securities legislation, rules, policy statements, and orders. The Subscriber acknowledges and agrees that any such documentation, when executed and delivered by the Subscriber, will form part of and will be incorporated into this Subscription Agreement with the same effect as if each constituted a representation and warranty or covenant of the Subscriber hereunder in favour of the Corporation, and the Subscriber consents to the filing of such documents and/or information contained in such documents as may be required to be filed with any securities or other regulatory authority in connection with the transactions contemplated hereby.

Representations, Warranties and Covenants by Subscriber

9.  The Subscriber (on its own behalf and, if applicable, on behalf of each person on whose behalf the Subscriber is contracting) represents, warrants and covenants to the Corporation (and acknowledges that the Corporation and its counsel, are relying thereon), both at the date hereof and at the Closing Date that:

(a)
the Subscriber has been independently advised as to restrictions with respect to trading in the Units imposed by applicable securities legislation, confirms that no representation has been made to it by or on behalf of the Corporation with respect thereto, acknowledges that it is aware of the characteristics of the Units, the risks relating to an investment therein and of the fact that it may not be able to resell the Securities except in accordance with limited exemptions under applicable securities legislation and regulatory policy until expiry of the applicable restricted period and compliance with the other requirements of applicable law; and the Subscriber agrees that the certificates representing the Common Shares and the Warrants and, if applicable, the Warrants Shares, will bear a legend indicating that the resale of such securities is restricted; and

(b)
the Subscriber has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, or any other document (other than an annual report, annual information form, interim report, information circular or any other continuous disclosure document, the content of which is prescribed by statute or regulation) describing the business and affairs of the Corporation which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the Units; and

(c)
the Subscriber has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the Offering and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that the Subscriber considered necessary in connection with its decision to invest in the Units; and

(d)
the Subscriber has not become aware of any advertisement, article, notice or other communication in printed media of general and regular paid circulation (or other printed public media), radio, television, the internet or telecommunications or other form of advertisement (including electronic display) with respect to the distribution of the Units; and

(e)	this subscription is made unconditionally as a result of the Subscriber's desire to participate in the future development of the Corporation; and

(f)
the Subscriber is purchasing as principal and it knows that it is purchasing the Units pursuant to an exemption, and, as a consequence, is restricted from using most of the civil remedies available under applicable securities legislation, may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and the Corporation is relieved from certain obligations that would otherwise apply under applicable securities legislation; and

(i)	it is not a resident in Alberta or of Canada nor is it subject to the laws of Alberta or Canada and:

(A)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(B)	there is no government or other insurance covering the Securities;

(C)	there are risks associated with the purchase of the Securities;

(D)
there are restrictions on the Subscriber's ability to resell the Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Securities, and

(E)
the Corporation has advised the Subscriber that the Corporation is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell securities through a person or company registered to sell securities under securities legislation and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by securities legislation, including statutory rights of rescission or damages, will not be available to the Subscriber; and

(g)
the Subscriber is knowledgeable of, or has been independently advised as to, the applicable securities laws in the jurisdiction within which the Subscriber is resident, which would apply, if any, to the issue and sale of the Units and that all such applicable securities laws have been complied with; and

(h)
the Subscriber has knowledge in financial and business affairs, is capable of evaluating the merits and risks of an investment in the Securities, and is able to bear the economic risk of such investment even if the entire investment is lost. The Subscriber is knowledgeable and experienced in making and evaluating investments. The investments of the Subscriber in, and its commitments to, all non-liquid investments (including an investment in the Corporation) are reasonable in relation to its net worth, and the Subscriber has the ability to bear the financial risk of an investment in the Corporation; and

(i)
the Subscriber was offered the Common Shares and Warrants in, and is resident in, the jurisdiction listed in the Subscriber’s address set forth on the initial page of this Subscription Agreement and intends that the applicable securities laws of that jurisdiction govern the subscription and that such address was not obtained or used solely for the purpose of subscribing for the Common Shares and Warrants; and

(j)
the Subscriber is acquiring the Common Shares and Warrants as principal for its own account and not with a view to any resale, distribution or other disposition of the Securities in violation of applicable securities laws; and

(k)	no person has made to the Subscriber any written or oral representations:

(i)	that any person will resell or repurchase any of the Securities;

(ii)	that any person will refund the purchase price of any of the Securities except in the event that the Offering does not close;

(iii)	as to the future price or value of any of the Securities; and

(l)
the Subscriber has no knowledge of a “material fact” or “material change” (as those terms are defined by applicable securities legislation) in respect of the affairs of the Corporation that has not been generally disclosed to the public, other than knowledge relating directly to its subscription for the Units; and

(m)
the Common Shares and Warrant Shares may not be resold in Canada or to Canadian residents unless, (i) the sale is made pursuant to an available exemption from the prospectus and registration requirements under applicable securities laws in the Canadian purchaser’s province or territory of residence or the required “hold” period under applicable securities laws has expired since the acquisition by the Subscriber of the Common Shares and Warrants; and (ii) the sale is made pursuant to an applicable exemption in the jurisdiction within which the Subscriber is resident; and

(n)
the Corporation may complete additional financings in the future, and such future financings may have a dilutive effect on then-current security holders of the Corporation, including the Subscriber; and

(o)
if a corporation, partnership, unincorporated association or other entity, it has the legal capacity to enter into and be bound by this Subscription Agreement and further certifies that all necessary approvals of directors, shareholders or otherwise have been given and obtained; and

(p)	if an individual, it is of the full age of majority and is legally competent to execute this Subscription Agreement and take all action pursuant hereto; and

(q)
it acknowledges that the net subscription proceeds (gross proceeds less finders’ fees and expenses, including legal fees which have not been paid by the Corporation), will be immediately releasable to the Corporation on the Closing Date or later closing dates, as the case may be; and

(r)	this Subscription Agreement has been duly and validly authorized, executed and delivered by and constitutes a legal, valid, binding and enforceable obligation of the Subscriber; and

(s)
the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the Subscriber is a party or by which it is bound; and

(t)
in the case of a subscription by the Subscriber for Units acting as agent for a disclosed principal (in which case the particulars of such disclosed principal have been set forth in a memorandum attached to this Subscription Agreement), the Subscriber is duly authorized to execute and deliver this Subscription Agreement and all other necessary documentation in connection with such subscription on behalf of such principal and this Subscription Agreement has been duly authorized, executed and delivered by or on behalf of, and constitutes a legal, valid and binding agreement of, such principal; and

(u)
the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of the Subscriber's investment and the Subscriber, or, where the Subscriber is not purchasing as principal, each beneficial purchaser, is able to bear the economic risk of loss of the Subscriber's entire investment in the Units; and

(v)
except for the representations and warranties made by the Corporation herein, it has relied solely upon publicly available information relating to the Corporation and not upon any verbal or written representation as to fact or otherwise made by or on behalf of the Corporation and acknowledges that the counsel of the Corporation is acting as counsel to the Corporation and not as counsel to the Subscriber; and

(w)
the Subscriber understands that the Units are being offered for sale only on a "private placement" basis and that the sale and delivery of the Units is conditional upon such sale being exempt from the requirements as to the filing of a prospectus, registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence (i) it is restricted from using most of the civil remedies available under securities legislation; (ii) it may not receive information that would otherwise be required to be provided to it under securities legislation; and (iii) the Corporation is relieved from certain obligations that would otherwise apply under securities legislation; and

(x)
if required by applicable securities legislation, regulations, rules, policies or orders, or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Corporation in filing, such reports, undertakings and other documents with respect to the issue of the Units; and

(y)
the Subscriber will not resell the Securities except in accordance with the provisions of applicable securities legislation and stock exchange rules, if applicable, in the future and the Subscriber is knowledgeable of, or has been advised as to, the applicable securities laws in the jurisdiction in which it is a resident and that this trade will comply with such applicable securities laws; and

(z)
the Subscriber deals at arm's length with the Corporation within the meaning of the Income Tax Act (Canada) and will continue to deal at arm's length with the Corporation at all times which are relevant for this Subscription Agreement; and

(aa)	none of the funds the Subscriber is using to purchase the Units are, to the knowledge of the Subscriber, proceeds obtained or derived, directly or indirectly, as a result of illegal activities; and

(bb)
the funds representing the total Subscription Price which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the "PCMLA") and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the Subscriber's name and other information relating to this Subscription Agreement and the Subscriber's subscription hereunder, on a confidential basis, pursuant to the PCMLA; and

(cc)
to the best of its knowledge, the subscription funds to be provided by the Subscriber (i) have not been or will not be derived from or related to any activity that is deemed criminal under the law of Canada, the United States, or any other jurisdiction, and (ii) are not being tendered on behalf of a person or entity who has not been identified to the Subscriber and the Subscriber shall promptly notify the Corporation if the Subscriber discovers that any of such representations cease to be true, and to provide the Corporation with appropriate information in connection therewith; and

(dd)
the Subscriber acknowledges that it has been encouraged to and should obtain independent legal, income tax and investment advice with respect to its subscription for these Units and accordingly, has been independently advised as to the meanings of all terms contained herein relevant to the Subscriber for purposes of giving representations, warranties and covenants under this Subscription Agreement.

Representations, Warranties and Covenants of the Corporation

10.  The Corporation hereby represents and warrants to the Subscriber that it has been duly incorporated and is a valid and subsisting corporation under the laws of Alberta, respectively, and has full corporate power and authority to enter into this Subscription Agreement and to perform its obligations hereunder.

11.  The Corporation hereby covenants with the Subscriber that it will take all corporate action required to issue to the Subscriber the Common Shares and Warrants on the Closing Date and reserve for issuance the Warrant Shares.

12.  The Corporation will use its reasonable commercial efforts to maintain the listing of its common shares on the TSX and it will make all requisite filings under applicable Canadian securities laws and the Exchange rules, for a period of at least two (2) years from the Closing Date.

13.  The Corporation will use its reasonable commercial efforts to maintain its status as a "reporting issuer" pursuant to and not in default of the securities laws of a jurisdiction of Canada for a period of at least two (2) years from the date hereof.

Closing

14.  The Subscriber agrees to deliver to the Corporation, not later than 4:30 p.m. (Edmonton time) on the day that is two business days before the Closing Date: (a) this duly completed and executed Subscription Agreement; and (b) a certified cheque or bank draft payable to the Corporation for the Subscription Price of the Units subscribed for under this Subscription Agreement or payment of the same amount in such other manner as is acceptable to the Corporation.

15.  The sale of the Units pursuant to this Subscription Agreement will be completed at the offices of Parlee McLaws llp, the Corporation’s counsel, in Edmonton, Alberta at 10:00 a.m. (Edmonton time) on the Closing Date or such other time as may be agreed upon by the Corporation and the Finders. On the Closing Date, the Corporation shall acknowledge delivery to of all completed subscription agreements, including this Subscription Agreement, and the Subscription Price against delivery by the Corporation of the certificates representing the Common Shares and Warrants.

16.  The Corporation shall be entitled to rely on delivery of a facsimile copy of executed subscriptions, and acceptance by the Corporation of such facsimile subscriptions shall be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms hereof.

General

17.  The Subscriber agrees that the representations, warranties and covenants of the Subscriber herein will be true and correct both as of the execution of this Subscription Agreement and as of the closing of the Offering and will survive the completion of the issuance of the Units. The representations, warranties and covenants of the Subscriber herein are made with the intent that they be relied upon by the Corporation in determining the eligibility of a purchaser of Units and the Subscriber agrees to indemnify the Corporation and the Finders, including their respective affiliates, shareholders, directors, officers, partners, employees, advisors and agents, against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur which are caused or arise from a breach thereof. The Subscriber undertakes to immediately notify the Corporation at 8223 Roper Road, Edmonton, Alberta, T6E 6S4, Attention: Marc Canton (Phone Number: (780) 989-6717, Fax Number: (780) 436-0068), of any change in any statement or other information relating to the Subscriber set forth herein which takes place prior to the Closing Date.

18.  The Subscriber acknowledges and agrees that the Finders assume no responsibility or liability of any nature whatsoever for the accuracy or adequacy of any publicly available information concerning the Corporation or as to whether all information concerning the Corporation required to be disclosed by the Corporation has been generally disclosed. The Subscriber further acknowledges and agrees that the Finders have not engaged in or conducted any independent investigation with respect to the Corporation or any such information.

19.  The obligations of the parties hereunder are subject to all required regulatory approvals.

20.  The Subscriber acknowledges and agrees that all costs incurred by the Subscriber (including any fees and disbursements of any legal counsel retained by the Subscriber) relating to the sale of the Units to the Subscriber shall be borne by the Subscriber.

21.  The contract arising out of this Subscription Agreement and all documents relating thereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The parties irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

22.  Time shall be of the essence hereof.

23.  This Subscription Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

24.  The terms and provisions of this Subscription Agreement shall be binding upon and enure to the benefit of the Subscriber, the Corporation, and their respective heirs, executors, administrators, successors and assigns; provided that, except for the assignment by a Subscriber who is acting as nominee or agent to the beneficial owner and as otherwise herein provided, this Subscription Agreement shall not be assignable by any party without prior written consent of the other parties.

25.  The Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder, agrees that this subscription is made for valuable consideration and may not be withdrawn, cancelled, terminated or revoked by the Subscriber, on its own behalf and, if applicable, on behalf of others for whom it is contracting hereunder.

26.  Neither this Subscription Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

27.  The invalidity, illegality or unenforceability of any provision of this Subscription Agreement shall not affect the validity, legality or enforceability of any other provision hereof.

28.  The Subscriber acknowledges and agrees that acceptance of this Subscription Agreement will be conditional, among other things, upon the sale of Units to the Subscriber being exempt from any prospectus and offering memorandum requirements of all applicable securities laws. The Corporation will be deemed to have accepted this Subscription Agreement upon the delivery at closing of the certificates representing the Common Shares and Warrants to or upon the direction of the Subscriber in accordance with the provisions hereof.

29.  The headings used in this Subscription Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Subscription Agreement or any provision hereof.

30.  The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

31.  Each party shall from time to time do such further acts and execute and deliver such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Subscription Agreement.

32.  In this Subscription Agreement, words importing the singular include the plural and vice versa and words importing persons include firms or corporations.

33.  This Subscription Agreement may be executed in any number of counterparts with the same effect as if all parties to this Subscription Agreement had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

34.  All notices hereunder will be in writing and addressed to the party for whom it is intended at the address indicated herein. Either party may by notice to the other party change its address for service. Any notice personally delivered will be deemed to have been given or made on the date it was actually delivered, or if sent by electronic facsimile, will be deemed to have been given or made on the business day next following the date upon which it was transmitted.

35.  In this Subscription Agreement (including attachments), references to "$" or "Cdn. $" are to Canadian dollars.